Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333 – 160693) and related prospectus of BFC Financial Corporation (which also constitutes a joint proxy statement for BFC Financial Corporation and Woodbridge Holdings Corporation) for the registration of 44,769,038 shares of Class A Common Stock of BFC Financial Corporation and to the inclusion therein of our report dated March 12, 2009 (except for the retrospective changes for noncontrolling interests described in Note 1, as to which the date is July 15, 2009) with respect to the consolidated financial statements of Bluegreen Corporation, which are included as an exhibit (Exhibit 99.4) to Amendment No. 1 to the Form S-4.
/s/ Ernst & Young LLP
Certified Public Accountants
West Palm Beach, Florida
August 11, 2009